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Exhibit 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
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

                                                                Year Ended December 31
                                             1995       1994       1993       1992       1991       1990
Primary:
Net income                                 $565,476   $522,744   $473,729   $404,397   $377,322   $355,184

Average common shares outstanding           113,021    118,298    124,282    128,128    129,985    130,469
Incremental shares outstanding <F1>           1,439      1,335      1,374      1,179        979         80
Average primary common shares               114,460    119,633    125,656    129,307    130,964    130,549

Earnings per common share - Primary           $4.94      $4.37      $3.77      $3.13      $2.88      $2.72


Fully Diluted:
Net income                                 $565,476   $522,744   $473,729   $404,397   $377,322   $355,184

Average common shares outstanding           113,021    118,298    124,282    128,128    129,985    130,469
Incremental shares outstanding <F1>           1,453      1,352      1,390      1,181      1,030         98
Average fully diluted common shares         114,474    119,650    125,672    129,309    131,015    130,567

Earnings per common share - Fully Diluted     $4.94      $4.37      $3.77      $3.13      $2.88      $2.72

<F1> Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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